Exhibit 99.3

August 2013

Letter from Anand Vadapalli, President & CEO, Alaska Communications

Dear Investors:

We recently reached a milestone when we closed on the Alaska Wireless Network (AWN) transaction. Coincident with the recent release of our Q2 2013 operating and financial results, this milestone allows us to share with you our view of how we think about your company long term, and why we believe our long term plan will create value for you.

You will see presentations, earnings releases and regulatory filings. All these are important documents and can be found at our investor relations web site www.alsk.com.  I ask that you begin with this letter, and then you can refer to these other documents for more detail and information. If you still need more information, I will tell you at the end of this letter how to contact us so we can talk.

Some context

As a new management team starting a little over 2 years ago, we were facing two external events – one, competitive, with the planned entry of a national provider into our wireless market, and two, regulatory, with significant changes  in the wireless high cost support revenue (“CETC”) program.  We shared with you that roaming revenue and CETC alone represented $66 million in revenue in 2011, while our free cash flow was $41 million.  The anticipated declines in these high margin revenue streams over time put our financial future at risk.  When considered in combination with the fact that we had net debt of 4.4X EBITDA and were paying out about 94% of our free cash flow in dividends, we knew we had to take decisive action in the near term to create long term value for you, our customers and our employees.  We suspended our dividend as a protective measure, painful though that was to our shareholders, including many of our own employees. As a value creating step, we entered into a joint venture transaction to form AWN, a step we announced in June 2012. 2012 also happened to be the first full year of operating under our new business plan aimed at creating long term value, which I will detail later in this letter.

First, what is AWN?

This may be a good place to start since AWN is relatively new and an important part of our future earnings will come from AWN.  AWN is an infrastructure company operating the largest and best wireless network in the State of Alaska.  We own 1/3 of this company, and another company (GCI) owns the remaining 2/3 of AWN. AWN began operations July 23, 2013 and was formed when Alaska Communications and GCI contributed their wireless networks into this venture. Alaska Communications elected to receive certain cash payments for a lesser share in the entity, but we also made sure we had the right levels of protection as a minority shareholder. While AWN operates the network, Alaska Communications and GCI operate as the retail entities actually selling the wireless services in the market, competing with each other and other wireless players in the market.

1 | Page

AWN earns revenues in three different ways. First, indexed to the number of wireless connections, AWN receives wholesale revenues from its two retail owners, Alaska Communications and GCI, who will pay about 70% of their wireless retail revenues to AWN and pass through 100% of their wireless high cost support (CETC) to AWN. Second, AWN will receive roaming revenues from other wireless carriers.  Third, AWN will receive revenues by selling backhaul services to other wireless carriers.

AWN has two operating objectives, 1) to operate the best wireless network in the State of Alaska and 2) to provide the most compelling wireless wholesale plans – collectively allowing the retail owners to compete effectively in the market. AWN has one financial objective – maximize its cash flow. AWN will seek to find the right balance between the operating and the financial objectives.

AWN creates value to Alaska Communications in two ways 1) right out of the gate we received $100 million upon closing of which we used $65 million to pay down debt, and 2) on an ongoing basis, we are eligible to receive preferred distributions of $50 million each in years 1 and 2, $45 million each in years 3 and 4, and after four years we will receive distributions proportional to our 1/3 share in AWN. As you will see in the next section, these distributions represent a major source of future earnings for Alaska Communications.

How we think about the company:

We operate primarily in Alaska. Our State has a stable and robust economy.  Our customers, at work and at home, are consuming increasing amounts of our product – broadband. It is great to be in a market where the demand for your product is growing as it gives us an opportunity to grow with the market. We have a 120 year history of operating in our State, and we have 800 plus wonderful and dedicated employees who care deeply about our customers. We estimate our market at about a $1 Billion a year and growing, and we have about 20% market share.

So, how do we do grow both top and bottom line? We are investing in our network and developing quality products. We are improving customer experience by investing in our people and simplifying how we do business. When we empower our people and simplify our business, we will need to spend less to grow and improve profitability. We are training our people in LEAN methodologies so we can eliminate waste every single day – which improves customer experience at the same time as it simplifies how we do business. We care as much, or more, about retaining our customers as we do about gaining new customers. That is how we grow revenues. Satisfied customers will bring in more customers – that is why we use Net Promoter Score (NPS) to measure if our customers are saying good things about us, and doing more of the things that make our customers happy.

Looking ahead, we will generate earnings in two different ways. First, by selling broadband on our top-quality network in the State, and a variety of services associated with broadband. Second, from distributions we get as an investor in AWN, which start at higher levels during the preference period and will reduce once we get into steady state pro-rated distributions after four years.  We expect our earnings to be about $90 million of EBITDA in our first full year of operations following the close of AWN. We expect EBITDA to grow over time, as we expect our broadband revenues to grow faster than our expenses. Growing top line faster than growing expenses is, in our view, the only good way to grow earnings.  This growth in top and bottom line is one way we create value for you.

2 | Page

The other way we create value for you is by paying down our debt.  Like our homes, every dollar we pay down on our mortgage increases the value of our equity in our home.  Our business is the same way. We are a growing business (i.e., the value of our home is increasing), and then when we pay down debt, we transfer more value to you, our investors.

We are a conservative team of people here at Alaska Communications. What that means is we are very careful about how we spend money. In our first full year of post-AWN operations, we expect our free cash flow after interest payments and capital expenditures to be about $15 million. Since we expect EBITDA to grow and debt to reduce over time, we expect that our free cash flow will also grow over time.  We think carefully about how we invest a $1 in cash we generate – what part of that dollar goes towards investing in our business and what part goes towards paying down debt.  We may not get this decision right at all times, but I am confident we get this right most of the time.

So, why do we think we can do all this? I look at the data points from our performance over the last year and half since we started performing to our new business plan.  Broadband revenues for full year 2012 have grown 11.9% over full year 2011; and for six months 2013 have grown 20.8% over the same period 2012. At the same time, since 2012 we have paid down $115 million in debt, $50 million of which came from cash flow from operations and $65 million from the closing of the AWN transaction. We are doing what we set out to do.

Bottom line

We intend to grow both our broadband revenues and our bottom line EBITDA.  We expect this to result in free cash flow growth over time, which we intend to deleverage creating further value for our investors.

We are running a quality business. We have great people and our customers value us for the local, trustworthy and reliable customer service we offer.

Looking ahead, we ask you to always ask three questions of us: One, are you growing broadband revenues? Two, are you improving profitability and cash flows? And three, are you paying down debt? As long as we are answering yes to these questions, you are investing in a company that will deliver value to you over the long-term.

What to do if you have more questions? Email us at investors@acsalaska.com. We like to hear from you and ask you to contact us.  We will get back to you.

Sincerely,

Anand Vadapalli

3 | Page

Forward-Looking Statements

This letter includes certain “forward-looking statements,” as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s beliefs as well as on a number of assumptions concerning future events made using information currently available to management. Readers are cautioned not to put undue reliance on such forward-looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside ACS’ control. Such factors include, without limitation, Verizon’s continued build out of their wireless network in Alaska, Universal Service Fund changes, AWN’s future financial and operational performance, adverse national economic conditions, adverse conditions in the credit markets impacting the cost, including interest rates, and/or availability of financing, adverse local economic conditions, including an unexpected downturn in the Alaskan oil and gas or tourism markets, changes in capital expenditures, the effects of competition in our markets, the entry of one or more additional facilities-based carriers into the Alaska market; the Company’s ability to complete, manage, integrate, market, maintain, and attract sufficient customers to the products and services it may derive, adverse changes in labor matters, including workforce levels, labor negotiations, and benefits costs; disruption of our suppliers’ provisioning of critical products or services; the impact of natural or man-made disasters; changes in Company’s relationships with large carrier or enterprise customers or its roaming partners; unforeseen changes in public policies; changes in accounting policies, including the Company’s application of regulatory accounting rules, which could result in an impact on earnings; or disruptive technological developments in the telecommunications industry. For further information regarding risks and uncertainties associated with ACS’ business, please refer to the Company’s SEC filings, including, but not limited to, the sections entitled "Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in our annual report on Form 10-K and quarterly reports on Form 10-Q. Copies of the Company’s SEC filings may be obtained by contacting its investor relations department at (907) 564-7556 or by visiting its investor relations website at www.alsk.com.

4 | Page